ADOLPH COORS COMPANY
                    EQUITY COMPENSATION PLAN
                               FOR
                     NON-EMPLOYEE DIRECTORS

                      Amended and Restated,
                    Effective August 14, 1997

                            SECTION 1
                          INTRODUCTION

1.1 Establishment; Amendment and Restatement. Adolph Coors Company, a Colorado corporation (the "Company"), established the Adolph Coors Company Equity Compensation Plan for Non-Employee Directors (the "Plan") effective May 16, 1997, for those directors ("Directors") of the Company who are neither officers nor employees of the Company. The Plan provides for the grant of restricted stock awards to Directors of the Company. The Plan was amended and restated effective November 7, 1996. Section 10 of the Plan provides that the Company, by action of the Board, may amend the Plan from time to time. The Plan is hereby amended and restated, effective August 14, 1997, as set forth herein.

1.2 Purposes. The purposes of the Plan are to encourage the Directors to own shares of the Company's stock and thereby to align their interests more closely with the interests of the other shareholders of the Company, to encourage the highest level of Director performance by providing the Directors with a direct interest in the Company's attainment of its financial goals, and to provide a financial incentive that will help attract and retain the most qualified Directors.

1.3 Effective Date. The effective date of the amended and restated Plan is August 14, 1997. The amended and restated Plan and each award granted under the amended and restated Plan is conditioned on and shall be of no force or effect until (a) approval of the amended and restated Plan by the holders of a majority of the shares of voting stock of the Company and (b) receipt by the Company, in form and substance satisfactory to counsel for the Company, of the concurrence of the staff of the Securities and Exchange Commission with the opinions set forth in a "no-action letter," related to Rule 16b-3 or any successor rule ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934 (the "1934 Act"), unless the Company, on the advice of counsel, determines that shareholder approval, a "no action letter," or both are not necessary.

                            SECTION 2
                           DEFINITIONS

2.1 Definitions. The following terms shall have the meanings set forth below:

(a)  "Board" means the Board of Directors of the Company.
(b) "Committee" means a committee consisting of members of the Board who are empowered hereunder to take actions in the administration of the Plan. The Committee shall be so constituted at all times as to permit the Plan to comply with Rule 16b-3. Members of the Committee shall be appointed from time to time by the Board, shall serve at the pleasure of the Board and may resign at any time upon written notice to the Board.
(c) "Director" means a member of the Board who is neither an officer nor an employee of the Company. For purposes of the Plan, an employee is an individual whose wages are subject to the withholding of federal income tax under section 3401 of the Internal Revenue Code, and an officer is an individual elected or appointed by the Board or chosen in such other manner as may be prescribed in the bylaws of the Company to serve as such.
(d) "Disability" means a physical or mental condition of a Director that is determined by the Social Security Administration to entitle the Director to a Social Security disability benefit.
(e) "Fair Market Value" means the average of the highest and lowest prices of the Stock as reported on the National
Association of Securities Dealers Automated Quotation System ("NASDAQ") on a particular date. If there are no Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Stock transactions. If the price of the Stock is not reported on NASDAQ, the Fair Market Value of the Stock on the particular date shall be as determined by the Committee using a reference comparable to the NASDAQ system.
(f) "Internal Revenue Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.
(g) "Restricted Stock Award" means an award of Stock granted to a Director pursuant to Section 6 that is subject to certain restrictions imposed in accordance with the provisions of the Plan.
(h) "Stock" means the no par value Class B (non-voting) Common Stock of the Company.
(i)  "Voting Stock" means the $1.00 par value Class A Common
Stock of the Company.

2.2 Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

                            SECTION 3
                       PLAN ADMINISTRATION

The Committee shall be responsible for the administration of the Plan. However, the Committee shall have no authority, discretion or power to select the Directors who will receive Restricted Stock Awards, determine the Restricted Stock Awards to be granted pursuant to the Plan, the number of shares of Stock to be issued thereunder or the time at which such Restricted Stock Awards are to be granted, establish the duration and nature of Restricted Stock Awards or alter any other terms or conditions specified in the Plan, except in the sense of administering the Plan subject to the provisions of the Plan. Subject to the foregoing limitations, the Committee, by majority action thereof, is authorized to interpret the Plan, prescribe, amend and rescind rules and regulations relating to the Plan, provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. No member of the Committee shall be liable for any action or determination made in good faith. The determinations, interpretations and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.

                            SECTION 4
                    STOCK SUBJECT TO THE PLAN

4.1 Number of Shares. Fifty thousand (50,000) shares of Stock are authorized for issuance under the Plan in accordance with the provisions of the Plan and subject to such restrictions or other provisions as the Committee may from time to time deem necessary.
This authorization may be increased from time to time by approval of the Board and by the shareholders of the Company if, in the opinion of counsel for the Company, such shareholder approval is required. Shares of Stock which are issued as Restricted Stock
Awards shall be applied to reduce the maximum number of shares of Stock remaining available for use under the Plan. The Company shall at all times during the term of the Plan retain as authorized and unissued Stock at least the number of shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

4.2 Other Shares of Stock. Any shares of Stock that are subject to a Restricted Stock Award and which are forfeited, and any shares of Stock that for any other reason are not issued to a Director, shall automatically become available for use under the Plan.

4.3 Adjustments for Stock Split, Stock Dividend, Etc. If the Company shall at any time increase or decrease the number of its outstanding shares of Stock or change in any way the rights and privileges of such shares by means of the payment of a stock dividend or any other distribution upon such shares payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock, then in relation to the Stock that is affected by one or more of the above events, the numbers, rights and privileges of the following shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence: (i) the shares of Stock as to which Restricted Stock Awards may be granted under the Plan; and (ii) the shares of the Stock then included in each outstanding Restricted Stock Award granted hereunder.

4.4 Dividend Payable in Stock of Another Corporation, Etc. If the Company shall at any time pay or make any dividend or other distribution upon the Stock payable in securities or other property (except money or Stock), a proportionate part of such securities or other property shall be set aside and delivered to any Director then holding a Restricted Stock Award upon lapse of all restrictions applicable to such Restricted Stock Award. Prior to the time that any such securities or other property are delivered to a Director in accordance with the foregoing, the Company shall be the owner of such securities or other property and shall have the right to vote the securities, receive any dividends payable on such securities and in all other respects shall be treated as the owner. If securities or other property which have been set aside by the Company in accordance with this Section are not delivered to a Director because restrictions applicable to such Restricted Stock Award do not lapse, then such securities or other property shall remain the property of the Company and shall be dealt with by the Company as it shall determine in its sole discretion.

4.5 Other Changes in Stock. In the event there shall be any change, other than as specified in Sections 4.3 and 4.4, in the number or kind of outstanding shares of Stock or of any stock or other securities into which the Stock shall be changed or for which it shall have been exchanged, and if the Committee shall in its discretion determine that such change equitably requires an adjustment in the number or kind of shares subject to outstanding Restricted Stock Awards or which have been reserved for issuance pursuant to the Plan but are not then subject to a Restricted Stock Award, then such adjustments shall be made by the Committee and shall be effective for all purposes of the Plan and on each outstanding Restricted Stock Award that involves the particular type of stock for which a change was effected.

4.6 Rights to Subscribe. If the Company shall at any time grant to the holders of its Stock rights to subscribe pro rata for additional shares thereof or for any other securities of the Company or of any other corporation, there shall be reserved with respect to the shares then outstanding pursuant to any Restricted
Stock Award the Stock or other securities which the Director would have been entitled to subscribe for if immediately prior to such grant the restrictions applicable to such Restricted Stock
Award had lapsed. Upon the lapse of all restrictions applicable to Stock held pursuant to a Restricted Stock Award the Director shall be provided the opportunity to subscribe for the additional shares or other securities issuable with respect to such shares of Stock.

4.7 General Adjustment Rules. No adjustment or substitution provided for in this Section 4 shall require the Company to issue a fractional share of Stock, and the total substitution or adjustment with respect to each Restricted Stock Award shall be limited by deleting any fractional share. In the case of any such substitution or adjustment appropriate adjustments shall be made to Restricted Stock Awards to reflect any such substitution or adjustment.

4.8  Determination by the Committee, Etc.  Adjustments under this
Section 4 shall be made by the Committee, whose determinations with regard thereto shall be final and binding upon all parties thereto.

                            SECTION 5
                          PARTICIPATION

5.1 In General. Each Director shall receive Restricted Stock Awards on the terms and conditions set forth under the Plan. Each Director shall, if required by the Committee, enter into an agreement with the Company, in such form as the Committee shall determine and which is consistent with the provisions of the Plan. In the event of any inconsistency between the provisions of the Plan and any such agreement entered into hereunder, the provisions of the Plan shall govern.

5.2 Restriction on Award Grants to Certain Individuals. Notwithstanding the foregoing provisions of Section 5.1, no Restricted Stock Awards shall be granted to any lineal descendant of Adolph Coors, Jr. without the prior written approval of counsel to the Company as to the effect of any such grant on the possible status of the Company as a "personal holding company" within the meaning of Section 542 of the Internal Revenue Code.

                            SECTION 6
                     RESTRICTED STOCK AWARDS

6.1 Minimum Grant of Restricted Stock. Each Director shall receive twenty percent of the value of his annual retainer as a Director in the form of a Restricted Stock Award (the "Minimum Grant"). If a Director is elected as a Director after the beginning of the annual term for Directors, which begins at the May annual shareholders meeting, the Director shall receive a Minimum Grant in the form of a Restricted Stock Award based upon twenty percent of the value of the retainer to be received by the Director for the partial term.

6.2 Elective Grant of Restricted Stock. Each Director may make an annual election (the "Election") to receive any or all of the remaining cash balance of his annual retainer as a Director in the form of a Restricted Stock Award (the "Elective Grant"). The Minimum Grant and the Elective Grant are hereafter referred to as the "Grants". The Election must be in writing and must be delivered to the Secretary of the Company no later than the last business day of the month during which the annual meeting of shareholders of the Company is held, provided, however, that a Director who is elected as a Director after the beginning of the annual term may make an Election to receive an Elective Grant no later than the last business day of the month during which the Director is elected as a Director of the Company. Any Election made by a Director pursuant to this Section 6.2 shall be irrevocable.

6.3 Date of Grant, Number of Shares. The Minimum Grant and Elective Grant, if any, to Directors who are elected at the annual meeting of shareholders shall be made on the last business day of the month during which the annual meeting of shareholders of the Company is held. The Minimum Grant and Elective Grant, if any, to Directors who are elected subsequent to the annual meeting of shareholders shall be made on the last business day of the month during which the Director is elected as a Director of the Company. The total number of shares of stock included in each Restricted Stock Award shall be determined by dividing the amount of the Director's retainer for such annual term that is to be paid in restricted Stock by the Fair Market Value of a share of Stock on the day the Restricted Stock is granted. In no event shall the Company be required to issue fractional shares. Whenever under the terms of this Section 6 a fractional share of Stock would otherwise be required to be issued, an amount in lieu thereof shall be paid in cash based upon the Fair Market Value of such fractional share.

6.4 Retention of Award, Termination. If a Director's services as a Board member terminate for any reason at any time before the completion of the Director's annual term of service, the Director shall be vested in a portion of the shares of Stock granted pursuant to the Grants. The number of vested shares of Stock shall be determined by multiplying the number of shares of Stock included in the Grants by a fraction, the denominator of which is the number of scheduled quarterly Directors' meetings for the annual Director's term in question, or in the case of a Director who is elected subsequent to the annual shareholders meeting, the number of scheduled quarterly Directors' meetings remaining in the annual term on and after the date of such election, and the numerator of which is the number of scheduled quarterly Directors' meetings attended by the Director in such term or a portion of such term, as applicable. Any fractional share shall be rounded down to the next whole share. The remaining number of shares shall be nonvested and shall be forfeited.

6.5 Restrictions. Except as otherwise provided in the Plan, shares of Stock received pursuant to a Restricted Stock Award may not be sold, assigned, pledged, hypothecated, transferred or otherwise disposed of until the restrictions applicable to such Stock have lapsed pursuant to Section 6.6.

6.6 Lapse of Restrictions. Except as provided in Section 9, all restrictions on Stock covered by a Restricted Stock Award pursuant to this Section 6 shall lapse upon completion of the Director's annual term of service during which the Restricted
Stock Award was granted.

6.7 Privileges of a Stockholder, Transferability. A Director shall have all voting, dividend, liquidation and other rights with respect to Stock in accordance with its terms received by him as a Restricted Stock Award under this Section 6. A
Director's right to sell, encumber or otherwise transfer Stock after restrictions applicable to such Stock pursuant to this
Section 6 have lapsed shall be subject to the limitations of Section 9.

6.8 Enforcement of Restrictions. The Committee shall cause a legend to be placed on the Stock certificates issued pursuant to each Restricted Stock Award referring to the restrictions imposed in the Plan and, in addition, may in its sole discretion require one or more of the following methods of enforcing such restrictions:

(a) Requiring the Director to keep the Stock certificates, duly endorsed, in the custody of the Company while the restrictions remain in effect; or
(b) Requiring that the Stock certificates, duly endorsed, be held in the custody of a third party while the restrictions remain in effect.

                            SECTION 7
               REORGANIZATION OR CHANGE OF CONTROL

7.1 Reorganization. In the event that the Company is merged or consolidated with another corporation (other than a merger or consolidation in which the Company is the continuing corporation and which does not result in any reclassification or change of outstanding stock), or if all or substantially all of the assets or more than 50% of the outstanding voting stock of the Company is acquired by any other corporation, business entity or person (other than a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by the Company), or in case of a reorganization (other than a reorganization under the United States Bankruptcy Code) or liquidation of the Company, the Committee, or the board of directors of any corporation assuming the obligations of the Company, shall, as to the Plan and outstanding Restricted Stock Awards, either (i) make appropriate provision for the adoption and continuation of the Plan by the acquiring or successor corporation and for the protection of any such outstanding Restricted Stock Awards by the substitution on an equitable basis of appropriate stock of the Company or of the merged, consolidated or otherwise reorganized corporation which will be issuable with respect to the Stock, provided that no additional benefits shall be conferred upon the Directors holding such Restricted Stock Awards as a result of such substitution, or
(ii) accelerate the restriction period for any outstanding Restricted Stock Awards so that all restrictions applicable to Restricted Stock Awards shall lapse prior to any such event.

7.2 Change of Control. In the event of a change of control of the Company, as defined below, then all restrictions with respect to outstanding Restricted Stock Awards shall immediately lapse.
For purposes of the Plan, a "change of control" shall be deemed to have occurred if during any period of two consecutive years
(not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof.

                            SECTION 8
                       RIGHTS OF DIRECTORS

8.1 Retention as Director. Nothing contained in the Plan or in any Restricted Stock Award granted under the Plan shall interfere with or limit in any way the right of the shareholders of the Company to remove any Director from the Board pursuant to the bylaws of the Company, nor confer upon any Director any right to continue in the service of the Company.

8.2 Nontransferability. No right or interest of any Director in a Restricted Stock Award (prior to the completion of the restriction period applicable thereto), granted pursuant to the Plan, shall be assignable or transferable during the lifetime of the Director, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of a Director's death, a Director's rights and interests in Restricted Stock Awards shall, to the extent vested as provided in Section 6, be transferable by testamentary will or the laws of descent and distribution. If in the opinion of the Committee a person entitled to payments or to exercise rights with respect to the Plan is disabled from caring for his affairs because of mental condition, physical condition or age, payment due such person may be made to, and such rights shall be exercised by, such person's guardian, conservator or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status.

                            SECTION 9
                 COMPANY RIGHT TO PURCHASE STOCK

9.1 Right of First Refusal. (a) In the event of the death of a Director, or if a Director at any time proposes to transfer to a third party any of the Stock acquired pursuant to the Plan on or after the effective date of this amended and restated Plan, the Director (or his personal representative or estate, as the case may be) shall make a written offer (the "Offer") to sell all of the Stock acquired pursuant to the Plan then owned by the Director (or thereafter acquired by the Director's estate or personal representative pursuant to any Restricted Stock Award hereunder) to the Company at the "purchase price" as hereinafter defined. In the case of a proposed sale of any of the Stock to a third party, the Offer shall state the name of the proposed transferee and the terms and conditions of the proposed transfer. In a case of a proposed sale through or to a registered broker/dealer, the Offer shall state the name and address of the broker. The Company shall have the right to elect to purchase all (but not less than all) of the shares of Stock. The Company shall have the right to elect to purchase the shares of Stock for a period of ten (10) days after the receipt by the Company of the Offer. The provisions of this Section 9 shall apply to proposed sales through or to a registered broker/dealer at the prevailing market price, even if the prevailing market price should fluctuate between the date the Company receives the Offer and the date the Company elects to purchase the shares of Stock. In all cases, the purchase price for the Stock shall be determined pursuant to subsection 9.1(d).
(b) The Company shall exercise its right to purchase the Stock by given written notice of its exercise to the Director (or his personal representative or estate, as the case may be). If the Company elects to purchase the Stock, payment for the shares of Stock shall be made in full by Company check. Any such payments shall be made within ten (10) days after the election to purchase has been exercised.
(c) If the Stock is not purchased pursuant to the foregoing provisions, the shares of Stock may be transferred by the Director the proposed transferee named in the Offer to the Company, in the case of a proposed sale to a third party. However, if such transfer is not made within 120 days following the termination of the Company's right to purchase, a new offer must be made to the Company before the Director can transfer any portion of his shares and the provisions of this Section 9 shall again apply to such transfer. If the Company's right of first refusal under this Section 9 is created by an event other than a proposed transfer to a third party, the shares of Stock shall remain subject to the provisions of this Section 9 in the hands of the registered owner of the Stock.
(d) The purchase price for each share of Stock purchased by the Company pursuant to this Section 9 shall be equal to the Fair Market Value of the Stock on the date the Company receives the Offer under subsection 9.1(a).

9.2 Marking of Certificates. Each certificate representing shares of Stock acquired pursuant to this Plan shall bear the following legend:

       The shares of stock represented by this Certificate are subject to all the terms of the Adolph Coors Company Equity Compensation Plan for Non-Employee Directors, as the Plan may be amended from time to time (the "Plan"). Copies of the Plan are on file at the office of the Company. The Plan, among other things, limits the right of the Owner to transfer the shares represented hereby and provides that in certain circumstances the shares may be purchased by the Company.

                           SECTION 10
                      GENERAL RESTRICTIONS

10.1 Investment Representations. The Company may require any Director to whom a Restricted Stock Award is granted, as a condition of receiving such Restricted Stock Award, to give written assurances in substance and form satisfactory to the Company and its counsel to the effect that such person is acquiring the Stock subject to the Restricted Stock Award for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with Federal and applicable state securities laws.

10.2 Compliance with Securities Laws. Each Restricted Stock Award shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such Restricted Stock Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance of shares thereunder, such Restricted Stock Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

10.3 Changes in Accounting Rules. Notwithstanding any other provision of the Plan to the contrary, if, during the term of the Plan, any changes in the financial or tax accounting rules applicable to Restricted Stock Awards shall occur which, in the sole judgment of the Committee, may have a material adverse effect on the reported earnings, assets or liabilities of the Company, the Committee shall have the right and power to modify as necessary any then outstanding Restricted Stock Awards as to which the applicable restrictions have not been satisfied.

10.4 Withholding of Tax. To the extent required by applicable law and regulation, each Director must arrange with the Company for the payment of any federal, state or local income or other tax applicable to the Restricted Stock Award granted hereunder before the Company shall be required to deliver to the Director a certificate for such Stock free and clear of all restrictions under Section 6 of this Plan.

                           SECTION 11
          PLAN AMENDMENT, MODIFICATION AND TERMINATION

The Board may at any time terminate, and from time to time may amend or modify the Plan provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the shareholders if shareholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if the Company, on the advice of counsel, determines that shareholder approval is otherwise necessary or desirable.

No amendment, modification or termination of the Plan shall in any manner adversely affect any Restricted Stock Awards theretofore granted under the Plan without the consent of the Director holding such Restricted Stock Awards.

                           SECTION 12
                       REQUIREMENTS OF LAW

12.1 Requirements of Law. The issuance of stock and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

12.2 Federal Securities Law Requirements. Awards granted hereunder shall be subject to all conditions required under Rule
16b-3 to qualify the Restricted Stock Award for any exception from the provisions of Section 16(b) of the 1934 Act available under that Rule. Such conditions shall be set forth in the agreement with the Director which describes the Restricted Stock Award.

12.3 Governing Law. The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Colorado.

                           SECTION 13
                      DURATION OF THE PLAN

The Plan shall terminate at such time as may be determined by the Board of Directors, and no Restricted Stock Award shall be granted after such termination. Restricted Stock Awards outstanding at the time of the Plan termination shall become free of restrictions in accordance with their terms.

Dated: ______________________

ATTEST:                                ADOLPH COORS COMPANY

_____________________________          By:

                        TABLE OF CONTENTS
                                                                    Page
SECTION 1- INTRODUCTION                                               1
     1.1  Establishment; Amendment and Restatement                    1
     1.2  Purposes                                                    1
     1.3  Effective Date                                              1
SECTION 2 - DEFINITIONS                                               1
     2.1  Definitions                                                 1
     2.2  Gender and Number                                           2
SECTION 3 - PLAN ADMINISTRATION                                       2
SECTION 4 - STOCK SUBJECT TO THE PLAN                                 3
     4.1  Number of Shares                                            3
     4.2  Other Shares of Stock                                       3
     4.3  Adjustments for Stock Split, Stock Dividend, Etc            3
     4.4  Dividend Payable in Stock of Another Corporation, Etc       3
     4.5  Other Changes in Stock                                      4
     4.6  Rights to Subscribe                                         4
     4.7  General Adjustment Rules                                    4
     4.8  Determination by the Committee, Etc                         4
SECTION 5 - PARTICIPATION                                             4
     5.1  In General                                                  4
     5.2  Restriction on Award Grants to Certain Individuals          4
SECTION 6 - RESTRICTED STOCK AWARDS                                   5
     6.1  Minimum Grant of Restricted Stock                           5
     6.2  Elective Grant of Restricted Stock                          5
     6.3  Date of Grant, Number of Shares                             5
     6.4  Retention of Award, Termination.                            5
     6.5  Restrictions                                                6
     6.6  Lapse of Restrictions                                       6
     6.7  Privileges of a Stockholder, Transferability                6
     6.8  Enforcement of Restrictions                                 6
SECTION 7 - REORGANIZATION OR CHANGE OF CONTROL                       6
     7.1  Reorganization                                              6
     7.2  Change of Control                                           7
SECTION 8 - RIGHTS OF DIRECTORS                                       7
     8.1  Retention as Director                                       7
     8.2  Nontransferability                                          7
SECTION 9 - COMPANY RIGHT TO PURCHASE STOCK                           7
     9.1  Right of First Refusal                                      7
     9.2  Marking of Certificates                                     8
SECTION 10 - GENERAL RESTRICTIONS                                     8
     10.1  Investment Representations                                 8
     10.2  Compliance with Securities Laws                            9
     10.3  Changes in Accounting Rules                                9
     10.4  Withholding of Tax                                         9
SECTION 11 - PLAN AMENDMENT, MODIFICATION AND TERMINATION             9
SECTION 12 - REQUIREMENTS OF LAW                                      9
     12.1  Requirements of Law                                        9
     12.2  Federal Securities Law Requirements                        9
     12.3  Governing Law                                             10
SECTION 13 - DURATION OF THE PLAN                                    10